EXHIBIT 11

                       SBI COMMUNICATIONS, INC.
                       ------------------------
              COMPUTATION OF EARNINGS PER COMMON SHARE
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                      FOR THE SIX MONTHS ENDED
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                      JUNE 30, 2000 AND 1999
                       ----------------------

                                            Six Months     Six Months
                                              Ended            Ended
                                          June 30, 2000    June 30, 1999
                                          --------------   --------------
Shares outstanding:                           6,070,439        5,570,439
Weighted average shares outstanding           6,070,439        5,570,439
Net loss                                  ($    306,638)   ($    145,000)
Preferred Dividend                                --               --
                                          --------------   --------------
Total                                     (     306,638)        (145,000)
Net loss per share                         $      (0.05)   $       (0.03)
                                          --------------   --------------